UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

Blue Sphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada	333-147716	98-0550257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Between August 27, 2014 and September 2, 2014, we issued convertible promissory notes (the “Notes”) to accredited investors in an aggregate principal amount of up to $580,000 for an aggregate purchase price of $275,000, with a Note in the principal amount of up to $350,000 subject to further funding of up to $240,000 in the discretion of the holder at any time in the future.

Notes in the principal amount of $230,000 mature one-year from the date of issuance and a Note in the principal amount of up to $350,000 matures two years from the date of payment. The Notes accrue interest at rates ranging from 8% to 12% per annum and in an event of default, the Notes bear interest at rates ranging from 12% to 18% per annum. The Notes may generally be converted into shares of our common stock at conversion prices ranging from 37% to 42% discounts to our lowest trade or closing prices during periods in proximity to the time of conversion except that in the case of Notes in the principal amount of up to $450,000, an additional discount of up to 15% in the case of a DTC “chill” shall apply.

The Notes include customary default provisions related to payment of principal and interest and bankruptcy or creditor assignment.  In addition, it shall constitute an event of default under certain of the Notes if we are delinquent in our filings with the Securities and Exchange Commission, cease to be quoted on the OTCQB, our common stock is not DWAC eligible or if there is a change of control event. In the event of an event of default the Notes may become immediately due and payable at premiums to the outstanding principal. The Notes also provide that if shares issuable upon conversion of the Notes are not timely delivered in accordance with the terms of the Notes then we shall be subject to certain cash penalties that increase proportionally to the duration of the delinquency.

The Note in the principal amount of up to $350,000 may be prepaid interest free at any time during the first 90 days from issuance and may not be prepaid thereafter and Notes in the principal amount of $230,000 may be prepaid at a premium to the outstanding principal or funded amount during the first 180 days from issuance but may not be prepaid thereafter.

We paid aggregate commissions of $7,500 to MD Global Partners, LLC and $4,000 to Carter Terry & Company (“Carter Terry”), registered broker-dealers, in connection with the issuance of Notes in the aggregate principal of up to $480,000. In addition, Carter Terry is entitled to a further amount of shares of our common stock equal to 4% of capital raised by them divided by the closing price of our common stock on the date of close.

Additional covenants, representations, and warranties between the parties are included in the Notes and any accompanying Securities Purchase Agreement that was entered into.

The foregoing are summaries of certain terms and agreements discussed herein. These summaries do not purport to be complete and are qualified in their entirety by reference to the full text of any Securities Purchase Agreement and Notes, which will be filed as exhibits to our Form 10-K for the year ending September 30, 2014.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Blue Sphere Corporation

Dated: September 2, 2014	By: /s/ Shlomo Palas_____________
Name: Shlomo Palas
Title: Chief Executive Officer